EMPLOYMENT AGREEMENT

         WHEREAS, Goran Capital Inc. ("Goran"), and Symons International Group, Inc. ("SIG"), jointly and severally, and their respective subsidiaries (collectively, the "Company") consider it essential to its best interests and the best interests of its stockholders to foster the continuous employment of its key management personnel and, accordingly, the Company desires to employ Douglas H. Symons ("You", "Your"or "Executive"), upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to continue to be employed by the Company, upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties agree as follows:

1.       Employment

         1.1 Term of Agreement. The Company agrees to employ Executive as President and Chief Operating Officer of Symons International Group, Inc. and as Senior Executive Vice President and Chief Operating Officer of Goran Capital Inc., (the "Positions"), effective as of March 8, 1999 and continuing until March 31, 2001, unless such employment is terminated pursuant to Section 3 below; provided, however, that the term of this Agreement shall automatically be extended without further action of either party for additional one (1) year periods thereafter unless, not later than six (6) months prior to the end of the then effective term, either the Company or the Executive shall have given written notice that such party does not intend to extend this Agreement ("Notice of Non-Renewal"). If Company gives Executive such a Notice of Non-Renewal, Executive's employment shall terminate as of the expiration date of this Agreement. It is expressly understood and agreed that a notice of non-renewal issued by the Company shall not extinguish the Executive's non-competition obligations pursuant to Section 4 herein, nor shall such Notice of Non-Renewal extinguish Executive's right to severance pay pursuant to Section 3 herein.

         1.2 Terms of Employment. During the Term of this Agreement as set forth in Section 1.1, You agree to be a full-time employee of the Company serving in the positions and further agree to devote substantially all of Your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with the positions and to use Your best efforts to perform faithfully and efficiently such responsibilities. Executive shall perform such duties and responsibilities as may be determined from time to time by the Board of Directors of the Company, which duties shall be consistent with the positions, which shall grant Executive authority, responsibility, title and standing comparable to the positions in a stock insurance holding company of similar standing. Your primary place of work will be at the company's U.S. headquarters in Indianapolis, Indiana, but it is understood and agreed that your duties may require travel. In the event you are relocated to another Company location, the Company agrees to pay for the cost of your move (including temporary lodging expenses) and to facilitate the sale of your Indianapolis home so that you will be enabled to purchase a new home in your new location that is comparable in price to your existing home and have your family join you at such new location within two (2) months of your transfer or such other period as is reasonable considering market and location. Nothing herein shall prohibit You from devoting Your time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of Your duties hereunder.

         1.3 Appointment and Responsibility. The Boards of Directors of the Company shall, following the effective date of this Agreement, elect and appoint Executive to the positions.

2.       Compensation, Benefits and Prerequisites

         2.1 Salary. Company shall pay Executive a salary, in equal bi-weekly installments, equal to an annualized salary rate of Three Hundred Seventy-Five Thousand Dollars ($375,000). Executive's salary as payable pursuant to this Agreement may be increased from time to time as mutually agreed upon by Executive and the Company. Notwithstanding any other provision of this Agreement, Executive's salary paid by Company for any year covered by this Agreement shall not be less than such salary paid to Executive for the immediately preceding calendar year. All salary and bonus amounts paid to Executive pursuant to this Agreement shall be in U.S. dollars.

         2.2 Bonus. The Company and Executive understand and agree that the Company expects to achieve significant growth during the term of this Agreement and that Executive will make a material contribution to that growth which will require certain personal and familial sacrifices on the part of Executive. Accordingly, it is the desire and intention of the Company to reward Executive for the attainment of that growth through bonus and other means (including, but not limited to, stock options, stock appreciation rights and other forms of incentive compensation). Therefore, the Company will pay Executive a lump-sum bonus (subject to normal withholdings) within thirty (30) business days from receipt by Company of its consolidated, annual audited financial statements in an amount which shall be determined in accordance with the following Bonus Table. All amounts used for calculation purposes in this section shall be based on the audited, consolidated financial statements of SIG (or any successor thereto), with such financial statements having been prepared in accordance with applicable Generally Accepted Accounting Principles, applied on a consistent basis with that of prior years.

    BONUS TABLE

    If Audited Net                                       % of Annual Salary
    Income (as a % of                                    Payable to Executive
    Budgeted Net Income) Is                              As Bonus
    -----------------------                              -----------------------

    Less Than 75%                                                 -0-
    75% or more, but less than 85%                                25%
    85% or more, but less than 90%                                30%
    90% or more, but less than 95%                                35%
    95% or more, but less than 96%                                50%
    96% or more, but less than 97%                                60%
    97% or more, but less than 98%                                70%
    98% or more, but less than 99%                                80%
    99% or more, but less than 100%                               90%
   100% or more of budget                                         100%

         2.3 Employee Benefits. Executive shall be entitled to receive all benefits and perquisites which are provided to other executives of Company under the applicable Company plans and policies, and to future benefits and perquisites made generally available to executive employees of the Company with duties and compensation comparable to that of Executive upon the same terms and conditions as other Company participants in such plans.

         2.4 Additional Prerequisites. During the term of this Agreement, Company shall provide Executive with:

         (a) Not less than five (5) weeks paid vacation during each calendar year.

         (b)      A vehicle commensurate with Executive's position.

         (c) A golfing membership at various Social Clubs, or in the event of Executive's relocation, other comparable country club, including payment by the Company of all charges incurred by Executive at such club.

(d) A resident membership at the Social Club (e.g. Skyline Club or Columbia Club) of Executives choice, or in the event of Executive's relocation, other comparable social club, including payment by the Company of all charges incurred by Executive at such club.

         2.5 Expenses. During the period of his employment hereunder, Executive shall be entitled to receive reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's employees) for all reasonable travel, entertainment and other business expenses incurred by him in connection with his services hereunder.

3.       Termination of Executive's Employment

         3.1 Termination of Employment and Severance Pay. Executive's employment under this Agreement may be terminated by either party at any time for any reason; provided, however, that if Executive's employment is terminated by the Company for any reason other than for Cause (as such term is defined herein), he shall receive, as severance pay, one (1) year's current salary paid in regular bi-weekly payments (the "Salary Continuation") plus a lump sum payment equal to one (1) years current salary (the "Lump Sum Payment"). The Lump Sum Payment shall be paid to Executive within five (5) business days of Executives termination for any reason other than for cause. Executive and his family shall continue to be covered by Company's health and dental plan for the period of time Executive shall receive Salary Continuation pursuant to the preceding sentence upon the same terms and conditions under which Executive and his family were covered at the time of his termination. Further, if Executive shall be terminated without Cause, receipt of Salary Continuation and the Lump Sum Payment described above is conditioned upon execution by Executive and the Company of that mutual Waiver and Release attached hereto as Exhibit A. Further, Executive shall receive Salary Continuation and the Lump Sum Payment in accordance with this Section 3.1 if Executive shall terminate this Agreement due to a breach thereof by the Company or if Executive is directed by the Company (including, if applicable, any successor) to engage in any act or action constituting fraud or any unlawful conduct relating to the Company or its business as may be determined by application of applicable law. If Executive shall become entitled to receive Salary Continuation pursuant to this Section 3.1; (a) all stock options of SIG and Goran (including any subsidiary of either SIG or Goran) existing as of the date hereof previously granted Executive shall vest in full and become exercisable as of the date of Executive's Termination; and (b) Executive shall have 180 days from the date of Termination of his employment with Company in which to exercise any unexercised stock options previously granted to Executive.

         3.2 Cause. For purposes of this Agreement including, but not limited to, this Section 3, "Cause" shall mean:


                  (a) the Executive being convicted in the United States of American, any State therein, or the District of Columbia, or in Canada or any Province therein (each, a "Relevant Jurisdiction"), of a crime for which the maximum penalty may include imprisonment for one year or longer (a "felony") or the Executive having entered against him or consenting to any judgment, decree or order (whether criminal or otherwise) based upon fraudulent conduct or violation of securities laws;

               (b) the Executive's being indicted for, charged with or otherwise the subject of any formal proceeding (criminal or otherwise) in connection with any felony, fraudulent conduct or violation of securities laws, in a case brought by a law enforcement or securities regulatory official, agency or authority in a Relevant Jurisdiction;

               (c) the Executive engaging in fraud, or engaging in any unlawful conduct relating to the Company or its business, in either case as determined under the laws of any Relevant Jurisdiction; or

               (d)  the Executive breaching any provision of this Agreement.

          Change of Control. Notwithstanding any other provisions of this Agreement, if (i) a Change of Control shall occur; and (ii) within twelve (12) months of any such Change of Control, Executive (a) receives a Notice of Non-Renewal, (b) is terminated for any reason other than for Cause, or (c) Company (including its successors, if any) is in breach of this Agreement, then Executive shall receive the Lump Sum Payment plus his current salary (in bi-weekly payments) as severance pay until the expiration of fifty-two (52) weeks from Executive's Date of Termination.

          The receipt by Executive of payments pursuant to this Section 3.3 is specifically conditioned, and no payments pursuant to this Section 3.3 shall be made to Executive if he is, at the time of his Termination, in breach of any provision (specifically including, but not limited to, the provisions of this Agreement pertaining to non-competition and confidentiality) of this Agreement and, further, if such payments have already begun, the continuation of payments to Executive pursuant to this Section 3.3 shall cease at the time Executive shall fail to comply with the non-competition and confidentiality provisions of
Article 4 herein.

         "Change of Control" shall mean the inability of the Symons family to cause the election of a majority of the members of the Board of Directors of either Goran, SIG or their respective successors.

         3.4 Disability. So long as otherwise permitted by law, if Executive has become permanently disabled from performing his duties under this Agreement, the Company's Chairman of the Board, may, in his discretion, determine that Executive will not return to work and terminate his employment as provided below. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Company during the period he remains disabled. Permanent disability shall be determined pursuant to the terms of Executive's long term disability insurance policy provided by the Company. If Company elects to terminate this Agreement based on such permanent disability, such termination shall be for cause.

          3.5 Indemnification. Executive shall be indemnified by Company to the maximum extent permitted by applicable law for actions undertaken for, or on behalf of, the Company and its subsidiaries.

4.       Non-Competition, Confidentiality and Trade Secrets

         4.1 Noncompetition. In consideration of the Company's entering into this Agreement and the compensation and benefits to be provided by the Company to You hereunder, and further in consideration of Your exposure to proprietary information of the Company, You agree as follows:

               (a) Until the date of termination or expiration of this Agreement for any reason (the "Date of Termination") You agree not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including, directly or indirectly, becoming an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise participating in the management, operation, control or profits of (a) any firm or person engaged in the operation of a business engaged in the acquisition of insurance businesses or (b) any firm or person which either directly competes with a line or lines of business of the Company accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes or derives five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company.

               (b) If Your employment is terminated by You, or by reason of Your Disability, by the Company for cause, or pursuant to a notice of non-renewal as outlined in Section 1.1, then for two (2) years after the Date of Termination, You agree not to become, directly or indirectly, an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise to participate in the management, operation, control or profits of, any firm or person which directly competes with a business of the Company which at the Date of Termination produced any class of products or business accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes at which the Date of Termination derived five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes. It is expressly agreed and understood that this Section 4.1(b) shall not apply to a public accounting, consulting or law firm.

               (c) You acknowledge and agree that damages for breach of the covenant not to compete in this Section 4.1 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company shall be entitled to an immediate injunction and restraining order (without the necessity of a bond) to prevent such breach or threatened or continued breach by You and any persons or entities acting for or with You, without having to prove damages, and to all costs and expenses (if a court or arbitrator determines that the Executive has breached the covenant not to compete in this Section 4.1, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. You and the Company agree that the provisions of this covenant not to compete are reasonable and necessary for the operation of the Company and its subsidiaries. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.


         4.2 Confidentiality. You shall not knowingly disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information (as outlined in the Indiana Uniform Trade Secrets Act) relating to the Company or any of its affiliates, or any of their respective businesses or principals, and You confirm that such information is the exclusive property of the Company and its affiliates. You agree to hold as the Company's property all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by You or otherwise coming into Your possession and, on termination of Your employment, or on demand of the Company at any time, to deliver the same to the Company.

         Any ideas, processes, characters, productions, schemes, titles, names, formats, policies, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which You may conceive, create, organize, prepare or produce during the period of Your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not You should in fact execute an assignment thereof to the Company, but

          You agree to execute any assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.
5.       Miscellaneous

          5.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

         5.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the employment of Executive or the obligations of the Company or the Executive. This Agreement supersedes all prior employment contracts and non-competition agreements between the parties. Notwithstanding the foregoing sentence, paragraph 12 of that certain Employment Agreement between Douglas H. Symons and GGS Management Holdings, Inc. dated October 30, 1996 shall remain in full force and effect.

         5.3 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

         If to the Company, to:

         Secretary
         Symons International Group, Inc.
         4720 Kingsway Drive
         Indianapolis, Indiana  46205

         If to Executive, to:

         Douglas H. Symons

or to such other addresses as one party may designate in writing to the other party from time to time.

         5.4 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

          5.5 Due Authority. The Company represents and warrants that the execution of this Agreement and the performance by the Company of the terms and conditions of this Agreement have been duly and validly authorized by Company and, further, that no other authorization or consent is required to be obtained by Company for its performance hereunder.

         5.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          5.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of conflict of law principles.

         5.8 Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         5.9 Counterparts. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

         5.10 Survival. Company's obligations under Sections 3.1, 3.3 and 3.5 and Executive's obligations under Section 4 shall survive the termination and expiration of this Agreement in accordance with the specific provisions of those Paragraphs and Sections and this Agreement in its entirety shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         5.11 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by You and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time. IN WITNESS WHEREOF, the parties have executed this Agreement this 8th day of March, 1999.


SYMONS INTERNATIONAL GROUP, INC.    GORAN CAPITAL INC.


By:__________________________________       By:_______________________________
Title:________________________________      Title:____________________________


                                                     DOUGLAS H. SYMONS
                                                    ("Executive")